ROCSOP-Government Securities Portfolio
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Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains 19 GOVERNMENT SECURITIES PORTFOLIO may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Portfolio.

Accordingly, the following amounts have been reclassified for December 31, 2007. Net assets of the Portfolio were unaffected by the reclassifications.




                                                    REDUCTION TO
                               REDUCTION TO      ACCUMULATED NET
                            ACCUMULATED NET        REALIZED LOSS
                          INVESTMENT INCOME       ON INVESTMENTS
                        -----------------------------------------
                              $41,964                $41,964


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